Exhibit 21.1

Advance Auto Parts, Inc.
Subsidiaries of the Registrant
As of December 31, 2022

Company Name	State or Sovereign Power of Incorporation
Advance Stores Company, Incorporated	Virginia
Advance Trucking Corporation	Virginia
Western Auto Supply Company	Delaware
Western Auto of St. Thomas, Inc.	Delaware
Western Auto of Puerto Rico, Inc.	Delaware
Discount Auto Parts, LLC	Virginia
Advance Auto Innovations, LLC	Virginia
Advance Patriot, Inc.	Delaware
Autopart International, LLC	Massachusetts
Advance Auto Business Support, LLC	Virginia
E-Advance, LLC	Virginia
Crossroads Global Trading Corp.	Virginia
Advance e-Service Solutions, Inc.	Virginia
Driverside, Inc.	Delaware
Motologic, Inc.	Delaware
AAP Financial Services, Inc.	Virginia
B.W.P. Distributors, Inc.	New York
General Parts International, Inc.	North Carolina
General Parts, Inc.	North Carolina
Worldpac, Inc.	Delaware
Worldpac, Puerto Rico, LLC	Delaware
Worldpac, Canada, Inc.	Canada
Golden State Supply, LLC	Nevada
Worldwide Auto Parts, Inc.	California
Straus-Frank Enterprises, LLC	Texas
General Parts Distribution, LLC	North Carolina
GPI Technologies, LLC	Delaware
Carquest Canada LTD	Canada
Neuse River Insurance Company, Inc.	Utah